Exhibit 23.4 CONSENT OF INDEPENDENT AUDITORS We consent to the incorporation by reference in Registration Statement No. 333-198158 on Form S-3, No. 333-215229 on Form S-3ASR and No. 333-212913 on Form S-8 of Hannon Armstrong Sustainable Infrastructure Capital, Inc. of our report dated March 8, 2019, relating to the consolidated financial statements of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018 appearing in this Annual Report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2018. Chicago, Illinois March 26, 2019